Exhibit 1.1

Articles of Association of

Intercure Ltd.

Table of Contents

Definitions	2
The Name of the Company	3
The Objectives of the Company	3
Public Company	3
Limitation of Liability	3
Capital, Shares and Rights	3
Share Certificate	4
Registered Shareholder	4
Transfer of Shares of the Company	5
Changes in the Share Capital	6
Changing Classes of Rights	7
Authority to Take Loans	7
General Meetings	7
Notice of a General Meeting	8
The Discussion in General Meetings	7
Legal Quorum	8
Chairman of the General Meeting	9
Voting of Shareholders	9
Directors	11
The Powers of the Directors, their Number, Composition and Election	11
Payment of Remuneration	12
Chairman of the Board of Directors	12
Actions of the Directors	12
Legal Quorum	13
Ways of Attending Meetings	13
Substitute Director	14
Committees	14
Approval of Transactions with Related Parties	14
Recording of Resolutions and their Validity	14
The CEO of the Company	15
Exemption, Indemnification and Insurance of Officers	15
Insurance of Officers	15
Indemnification of Officers	16
Advance Indemnification	17
Retroactive Indemnification	17
Exemption for Officers	17
Exemption, Indemnity and Insurance – General	17
Appointment of an Auditor	17
Signature Rights	18
Distributions	18
Redeemable Securities	19
Donations	19
Notices	19

Definitions

1.	Each of the words set forth hereafter will have the meaning in these Articles of association that appears next to it unless this does not fit the subject or the context of the matter:

Articles-	The Company’s Articles of Association as worded here or as amended from time to time.

Auditor-	Within its meaning in the Companies Law.

Board of Directors -	The Company’s Board of Directors.

General Manager-	The General Manager

Class Meetings -	Meeting of shareholders holding a certain class of share.

Chairman-	The Chairman of the Board of Directors

The Company -	Intercure Ltd.

The Companies Regulations-	Regulations enacted under the Companies Law.

Distribution-	Within its meaning in the Companies Law.

External Director-	Within its meaning in the Companies Law.

The Companies Law or

the Law -	The Companies Law, 5759-1999 and regulations enacted thereunder.

NIS -	New Shekels

The Office-	The registered office of the Company, as shall be located from time to time.

Officer-	Within its meaning in the Companies Law.

Ordinary Shares -	The new ordinary shares of the Company without a par value.

Register of Shareholders-	The register of shareholders administered by the Company or administered on behalf of the Company.

Shareholder-	Within its meaning in the Companies Law.

Ordinary Majority-	A majority of more than half of the votes of the shareholders present and voting, with the exception of abstentions.

The Laws	The Companies Law, the Companies Ordinance [New Version], 5743- 1983, the Securities Law, 5728- 1968 (the “Securities Law”), all the laws and regulations applicable in the relevant jurisdictions as well as the laws of stock markets in which the Company’s shares are listed for trade as shall be in force from time to time and shall be applicable.

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Special Majority	A majority of seventy-five percent (75%) at least or more of the votes of shareholders present and voting, except for the abstentions.

Unless stated otherwise above or in other provisions in the Articles, every word and phrase in the Articles shall have the meaning known for them in the Companies Law, and if they have no meaning in the Companies Law then they have meaning known for the Companies Regulations, and if they have no such meaning then the meaning known for them Securities Law and if they have no such meaning, then the meaning known for them in the Securities Regulations and if they do not have such meaning, then the meaning known for them in any other law, and all if the meaning given above does not contradict the context in which such word or phrase term or the purpose of the relevant provision in the Articles.

2.	Where singular language is used this will also mean plural and vice versa. Where the male gender is used this will also mean the female gender and vice versa. An individual shall also mean a corporation.

In any event where a provision of these Articles will be contrary to what is permitted by law this provision will be void, without harming the validity of any part of the other provisions of the Articles.

The Name of the Company

3.	The name of the Company is Intercure.

The Objectives of the Company

4.	The objectives of the Company will be to engage in any legal engagement as shall be determined by the Board of Directors from time to time.

Public Company

5.	The Company is a public company in accordance with the Companies Law.

Limit of Liability

6.	The liability of the shareholders for the Company’s debts shall be limited to the payment of the entire amount that they undertook to pay to the Company for the shares issued to them (par value with an additional premium) and which have not yet been paid by them.

Capital, Shares and Rights

7.	The registered share capital of the Company is 100,000,000 new ordinary shares with no par value, subject to changes to be applied from time to time by a resolution of the General Meeting of the Company’s Shareholders.

The issued and paid-up shares, which are of the same class of will confer equal rights for any purpose and intention with respect to the rights described hereafter. A shareholder’s liability for the Company’s debts is limited to the full payment of the original price of the shares first issued to him or to his predecessor. After payment by the original shareholder, the shareholder or the person to whom the shares were transferred will not be liable for the Company’s debts.

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8.	Each new ordinary share that was issued confers to its holders the rights set forth hereafter:

8.1.	An equal right to attend and vote at ordinary or special meetings of shareholders. Each share shall confer to its holder, who is present at the meeting and participates in the voting, directly or by proxy statement, one vote.

8.2.	An equal right to participate in any distribution.

8.3.	An equal right to participate in the distribution of the Company’s assets that can be distributed in the event of the Company’s liquidation.

9.	Where two or more persons are jointly registered as holders of any share, each of them may confirm the actual receipt of any dividend or other payments in connection with that same share.

10.	In accordance with the requirements of the law, a trustee must report of the Company the fact that he holds the Company’s shares in trust for another person, at the time required according to any law. The Company shall note this fact in the Register of Shareholders in relation to these Shares. The trustee will be considered the sole holder of those shares. The Company shall not be obligated or required to recognize a right based on the rules of equity or a conditional right, or a right for the future, or a partial right in the share, or any other right in connection with the share, except for the absolute right of the registered holder in respect of each share.

Share Certificate

11.	A shareholder registered in the register of shareholders is entitled to receive from the Company, at his request and free of charge, within three months after the issuance or registration of the transfer, one certificate regarding all the shares registered in his name, which will list the number of shares held by this shareholder. In the case of a jointly held share, the Company will issue one certificate to all the shareholders jointly holding a share, and the delivery of such certificate to one of the joint holders shall be deemed to be a delivery to all of them. Each certificate shall bear the stamp of the Company or a facsimile copy of it and it will be signed by two officers of the Company. A nominee Company may receive from the Company, at its request, within three months after the issuance or registration of the transfer, as applicable, one certificate attesting to the number of shares registered in respect of all the shares registered in its name in the register of shareholders.

12.	A damaged, destroyed or lost share certificate may be replaced with a new one on the basis of proof and guarantees, as the Board of Directors shall decide from time to time.

Registered Shareholder

13.	Unless otherwise stated in the Articles of Association, the Company may regard a registered shareholder as its sole holder, and accordingly, it shall not be obligated to recognize a claim based on the rules of equity or any other claim that another person has a claim or right to the share, unless this will be done based on a judicial decision of a competent court or on the basis of a provision of law.

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Transfer of Shares

14.	Subject to the provisions of any law, undertaking or agreement of a specific shareholder in the Company, the Company’s shares are transferable.

15.	In the event that a shareholder becomes a stakeholder[1] in the Company and/or an effective stakeholder[2] prior to receiving the approvals required by law for him to hold the Company’s shares, including, but not limited to, the approval of the Medical Cannabis Unit and the Israel Police, then in light of the license provisions given to the Company by the Medical Cannabis Unit, the Company will have the right whether to forfeit, without consideration, and/or to render dormant part of the shares held by the same shareholder so that after the forfeiture of the shares and/or rendering them dormant, the shareholder will not be a stakeholder in the Company.

The decision regarding the forfeiture of the shares and/or rendering them dormant will be made by the Company’s Board of Directors, and if the approval is given by the Medical Cannabis Unit and the Israel Police for the holding of the shares by the same shareholder, the forfeiture of the shares and/or the dormancy of the shares will be canceled.

16.	In addition, no shares of the Company will be issued to any offeree who will become an effective stakeholder and/or stakeholder in the Company as a result of the issuance, unless before the issuance the Company receives all approvals required by law for the offeree to hold the Company’s shares, including but not limited to, the approval of the Medical Cannabis Unit and the Israel Police.

17.	Shares will be transferred in writing or in any other way, in a manner to be determined by the Board of Directors or by a nominee company appointed for that purpose by the Company. The share transfer form will be signed by the transferor and the transferee and it will be sent to the Company’s offices or to the nominee company’s offices together with the share certificates of the transferred shares, if such share certificates have been issued. The transferee will be considered the shareholder of the transferred shares from the date of registration of his name in the register of shareholders.

18.	The Board of Directors may suspend the registration of share transfers for periods to be determined, provided that the total periods of such suspension do not exceed 30 days per year. The Company will notify shareholders of such decision.

19.	In the event of death, entry into bankruptcy proceedings, entry into liquidation proceedings, insolvency or a similar occurrence of a shareholder, only the legal heirs of the shareholder will be recognized by the Company as holders of a right in the shares, but this will not exempt the previous shareholder’s estate from liability in respect of these shares.

1 “Stakeholder” – as defined in the Companies Law.

2 “Effective Stakeholder” – a controlling shareholder in the stakeholder and/or material shareholder as these are defined in the Companies Law.

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The legal heirs will be entitled to register themselves as holders of the shares, or to transfer their rights to another person, in accordance with the provisions of these Articles, after providing evidence of their entitlement in accordance with the requirement of the Board of Directors.

Changes in the Share Capital

20.	(A) Subject to the provisions of any law, a General Meeting of the shareholders may from time to time decide on the following matters:

20.1.	To change or add other classes of shares which will constitute the registered capital of the Company, including, shares with preferred rights, deferred rights, conversion rights or other special rights or other restrictions.

20.2.	To increase the registered share capital of the Company by creating new shares of an existing or new class.

20.3.	To consolidate and/or split of the Company’s share capital, in whole or in part, into shares with a par value that is smaller or larger than that of the existing shares.

20.4.	To cancel any registered share capital, which has not yet been issued, provided that there is no obligation on the part of the Company to issue these shares.

20.5.	To reduce the Company’s share capital and any reserve fund for redeeming its capital.

(B)	Upon the execution of a resolution of the resolutions listed in section 18 (A) above, the Board of Directors may, at its discretion, decide on related matters.

(C)	In the event that as a result of a merger or split of shares authorized under these Articles, any of the shareholders shall hold fragments of shares, the Board of Directors may, at its discretion, act as follows:

1.	Decide that fragments of shares that do not entitle their owners to an entire share will be sold to the Company and that the consideration for the sale will be paid to those entitled, under terms that the Board of Directors will be entitled to determine.

2.	To issue to any shareholder who holds fragments of a share as a result of consolidation and/or redistribution, shares of the class of shares that existed before the merger and/or distribution, in such a number that their consolidation with the fraction will suffice for one complete consolidated share and such issuance will be considered valid prior to the consolidation or the split;

3.	To determine a way to pay the amounts that are supposed to be paid for issued shares in connection with section 18 (C) (2) above including on account of bonus shares; and/or

4.	To determine that holders of fractions of shares will not be entitled to receive an entire share in respect of a fraction of a share or that they may receive an entire share at a different par value than that of the share.

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21.	Unless otherwise stated in these Articles or in the terms of the issuance of the shares, any new share capital shall be deemed to be part of the original share capital and it shall be subject to the same provisions of these Articles relating to payment calls, pledge, transfer, forfeiture and the like, that applied to the original share capital.

Changing Classes of Shares

22.	If at any given time the share capital is divided into different classes of shares, any change in the rights of holders of any class of shares will be subject to receiving consent of a class meeting of the same class of shares by a simple majority (unless otherwise determined in the provisions law or in the issuance terms of the shares of that same class).

23.	The rights granted to holders of shares of any class shall not be deemed to have been altered by the creation or issuance of shares of any other class, including a new class (unless otherwise determined in the issuance terms of that class of shares).

Authority to Take Loans

24.	The Company may from time to time, in accordance with the decision of the Board of Directors, raise, borrow or guarantee the payment of any amount or sums of money for the needs of the Company. The Company according to the decision of the Board of Directors may obtain or guarantee payment or the repayment of such amount or amounts in such manner and under conditions as it shall see fit and in particular by issuing bonds or stock of bonds secured by all or part of the Company’s property (current or future) including the Company’s capital that was not issued or will be paid at that time. The issuance of a series of bonds will require the approval of the Board of Directors.

General Meetings

25.	Annual General Meetings shall be held at least once a calendar year, at a place and on a date to be determined by the Board of Directors, but no later than fifteen (15) months after the annual meeting preceding it. These General Meetings will be called the “annual meetings” and all other General Meetings of the Company will be called “special meetings”. At the annual meeting, directors and an auditor will be appointed, matters required by the Articles or the law will be conducted, as well as any other matter as determined by the Board of Directors.

26.	The Board of Directors may convene a special meeting in accordance with its decision and it will be required to do so if it is presented with a written request to convene a special meeting from a person authorized to do so by law.

Any request to convene a General Meeting shall specify the purposes of the meeting, shall be signed by those requesting the meeting and sent to the registered offices of the Company.

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27.	In addition, subject to the law, the Board of Directors may accept a request from a shareholder holding at least one percent (1%) of the issued and paid-up capital of the Company, to raise a particular item on the agenda of the General Meeting, only if the request also specifies (a) the name and address of the requesting shareholder; (b) a representation that the shareholder holds shares that confer to him the right to vote at the General Meeting and that he intends to attend the meeting, himself or by a proxy statement; (c) a description of any arrangements or understandings between the shareholder and another person or persons (mentioning the name of the other person) in connection with the matter which he requests to raise on the agenda; and (d) a statement that all the information to be provided to the Company according to the law or according to any other law in connection with such matter, if any, has been provided to the Company. In addition, if such an issue relates to the appointment to the Board of Directors in accordance with the Articles, the request will also specify the consent of each candidate to serve as a director of the Company if he chooses and a statement signed by each candidate that there is no impediment preventing his appointment as a director according to the law. In addition, the Board of Directors may, at its discretion, if it deems it necessary, require the shareholder who submitted the request to provide additional information necessary for including the issue on the agenda of the General Meeting, as the Board of Directors sees fit.

The Board of Directors shall determine the agenda of the General Meeting, subject to any law.

Notice of a General Meeting

28.	A notice of convening a General Meeting shall be given in the manner prescribed in the laws.

The Company is not required to give notice of a General Meeting to shareholders beyond what is required according to the laws.

29.	The incidental failure to provide a notice of the convening of a General Meeting or its non-acceptance by any of the shareholders shall not invalidate any resolution that was adopted at that meeting.

The Discussion in General Meetings

Legal Quorum

30.	No resolution shall be passed at the General Meeting unless a legal quorum shall be present at the opening of the meeting.

Except as mentioned hereafter with respect to the adjourned meeting, at least two shareholders present in person or by proxy, which holder or represent, themselves or by proxy statement, at least 33 1/3% or more of the voting rights in the Company, shall constitute a legal quorum for a General Meeting.

31.	If a half hour has passed from the time set for the meeting and the legal quorum is not yet present, the meeting shall be adjourned to one week thereafter, to the same time and at the same place or day, time and place as the Board of Directors shall determine in a notice to shareholders. The legal quorum at the adjourned meeting necessary for the matters for which the adjourned meeting was convened shall be two shareholders who hold and represent at least 10% of the issued and paid-up capital of the Company.

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Chairman of the General Meeting

32.	The Chairman of the Board of Directors shall chair each General Meeting. In the absence of the Chairman of the Board of Directors at the General Meeting, or if he has not appeared after fifteen (15) minutes have passed from the time scheduled for the meeting, or if he is not interested in serving as chairman, the directors present at the meeting shall elect, by a simple majority vote, one of the members of the Board of Directors as chairman of the meeting. If the Board of Directors does not appoint a chairman of the General Meeting, the shareholders present at the meeting will elect one of the members of the Board of Directors, or if there is no member of the Board of Directors present or if all present members of the Board of Directors refuse to fill the position, they will elect one of those present to be the chairman of the meeting.

33.	The chairman of the General Meeting may, with the consent of a General Meeting which has a legal quorum and shall do so at the instructions of the General Meeting, adjourn any meeting, discussion or decision on a subject on the agenda, to place and time to be decided by the meeting. If a General Meeting has been adjourned for less than twenty-one (21) days and its agenda has not been changed, a notice of the date of the new meeting will be given as soon as possible but no later than 72 hours before the adjourned meeting. If a General Meeting has been adjourned for more than twenty-one (21) days, notice of the time of the adjourned meeting shall be given in the manner in which the notice of the original meeting was given. Except as aforesaid, no shareholder shall be entitled to receive notice of the adjournment or of the agenda of an adjourned meeting. No matters will be discussed at the adjourned meeting except for matters that could have been discussed at the adjourned meeting.

34.	A vote on the election of the chairman of the General Meeting or a decision to adjourn the meeting shall be made immediately. Votes on all other issues will be cast during the meeting, at a time and according to the order that will be decided upon by the chairman.

Voting of Shareholders

35.	All the resolutions of the General Meeting shall require a simple majority, unless otherwise determined in the Articles of in the laws. Unless otherwise stated in the Articles, the replacement of the Articles or its amendment requires a special majority.

36.	A statement by the Chairman of the General Meeting on adopting a resolution, adopting a unanimous resolution or by a specific majority or its rejection, or that it was not adopted by a special majority shall be final, and its inclusion in the minutes of the meeting shall constitute final evidence thereof (without the need to prove a number or voting ratio for or against such a resolution).

37.	The chairman of the Board of Directors will not have a second vote and/or casting vote. If the votes were equal in relation to the proposed resolution, the proposal will be considered a rejected proposal.

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38.	Where two or more persons are joint holders of a share, the vote of the first of them, whether by himself or by proxy statement, shall be accepted without the vote of the other joint shareholder, and for this purpose the first of the partners shall be determined by the order of appearance of the names in the register of the shareholders.

39.	A proxy is not required to be a shareholder in the Company.

40.	The means of appointing a proxy shall be in writing and it will be signed by the appointor or by his actual lawyer who is authorized to do so in writing. A corporation shall vote by a representative legally appointed in writing by the corporation.

A letter of authorization for the appointment of a proxy or a representative of a corporation (whether for a particular General Meeting or not) shall be in wording to be approved by the Board of Directors from time to time.

41.	The letter of authorization shall be delivered to the Company’s offices or to another place to be decided by the Board of Directors no later than forty-eight (48) hours before the date of the General Meeting at which a proxy or representative shall be present. The letter of authorization will expire automatically, and it will not be valid 12 months after the date of appointment, unless a different expiration date was determined.

42.	A proxy may also be appointed in relation to part of the shares held by a shareholder, a shareholder may also appoint more than one proxy, with each of the proxies voting in relation to part of the shareholder’s shares.

43.	A shareholder who is not sane or has been declared incompetent to vote by a competent court may vote by a legal guardian or by another representative appointed by a court to vote on behalf of such shareholder.

44.	A shareholder entitled to vote may give his written consent, refusal or abstention from any resolution included in a proxy statement submitted by the Company. The proxy statement will allow a vote on any issue determine in the Companies Regulations that must be included in the proxy statement and in any other issue in respect to which the Board of Directors will decide, in that case or in general, that it may be included in a proxy statement. A shareholder who votes by proxy statement will be taken into account in determining the existence of a legal quorum at the meeting. If a General Meeting was convened on which at least one item on the agenda may be put to the vote in the proxy statement as mentioned above, the shareholders may vote at that same General Meeting by proxy statement also regarding the other items on the agenda.

45.	The chairman of the General Meeting will be responsible for writing the minutes of the General Meeting and all the resolutions that will be adopted.

46.	The provisions of these Articles regarding General Meetings shall apply, mutatis mutandis, also to class meetings.

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Directors

Powers, Number of Directors, Composition and Election

47.	The Board of Directors shall have rights and exercise rights and powers and/or responsibilities as granted to the Board of Directors in the Articles and the provisions of the laws, including determining the policy of the Company and supervising the exercise of powers and responsibilities of the general manager. The Board of Directors may exercise any power of the Company that has not been specifically conferred in the Articles or in the laws to another organ in the Company.

48.	The number of the directors in the Company shall not be less than five (5) and not more than eleven (11), and it shall include two external directors.

49.	The directors of the Company, with the exception of external directors, will be appointed at an annual meeting by a simple majority for a term of office that will continue until the next annual meeting at which a director/s will be appointed in his/their place.

A director whose term of office has ended may be re-elected.

50.	A General Meeting shall be entitled to terminate the term of office of a director early solely by a resolution adopted by a simple majority (except for external directors whose term of office may be terminated solely in the manner determined in the law).

51.	The term of office of a director shall continue until one of the following events occurs:

51.1.	The director was replaced by the annual shareholders’ meeting as stated above.

51.2.	The director submitted his resignation to the Company.

51.3.	His term of office was terminated by ordinary resolution of the shareholders whether at the annual meeting or at a special meeting of the shareholders.

51.4.	The director passed away, has been found to be insane, has been declared bankrupt or a receiver has been appointed for his assets.

52.	If a director terminates his term of office (the “Retiring Director”), the remaining directors will be entitled to continue to act as long as the number of the remaining directors does not fall below the minimum number of directors determined in section 46 above.

53.	The Board of Directors has the right to appoint a director, in order to fill the place of a director who retired in a written resolution and by a majority of 75% of the members of the Board of Directors. The appointment of a director by the Board of Directors shall be valid until the next annual meeting or until the end of his term in accordance with the provisions of the Articles and he may be re-elected by a simple majority by the General Meeting, unless his term was terminated by the board or by the General Meeting.

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The General Meeting may by ordinary resolution cancel the appointment of any director appointed by the Board of Directors according to this section.

54.	The term of office of a director shall begin on the day of his appointment by the General Meeting or by the Board of Directors, or at a later date if such a date was set in the appointment resolution of the General Meeting or the Board of Directors.

55.	Any change to sections 45 - 52 above shall require a special majority vote.

56.	The Company shall not present to the General Meeting for approval the appointment or extension of the term of office of a director and/or general manager of the Company or of a subsidiary unless prior to the summons of the meeting to appoint the director and/or the general manager for the first time, all the approvals required by law to appoint the candidate as director and/or general manager of the Company will be received by the Company to the satisfaction of the Company, including, but not limited to, the approval of the Ministry of Health and the Israel Police (hereinafter: the “Approvals”), and in the case of extending his term of office at an annual meeting the director and/or the general manager will declare that after receiving the approvals and as of the date of the extension, no change has occurred which is relevant to the approvals granted.

57.	At the annual meeting of the Company the general manager of the Company shall declare that all the necessary approvals from the Medical Cannabis Unit to the Company as set forth in sections 15, 16 and 56 above, exist and are valid as of the date of the General Meeting and no change has occurred in the conditions of the eligibility of the dealers, managers, material shareholders and stakeholders from the time the approvals were granted.

Payment of Remuneration

58.	Reserved.

59.	The Company will determine provisions regarding the payment of remuneration to directors in accordance with the law.

The Chairman of the Board of Directors

60.	The Board of Directors will elect one of its members to serve as chairman of the Board of Directors. The Board of Directors may replace the Chairman of the Board of Directors from time to time. The Chairman of the Board of Directors will be present at the meetings of the Board of Directors, and if he is not present at the meeting within fifteen (15) minutes of the time set for the meeting, the directors will elect one of the directors present at this meeting to be the chairman at this meeting.

Actions of the Directors

61.	The Board of Directors will convene to manage the corporation’s business, conduct meetings and adjourn them at its discretion, subject to the Articles.

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Unless otherwise determined by the Board of Directors, a written notice of each meeting of the Board of Directors and the agenda of the issues to be discussed at the meeting shall be given to all directors at least seventy-two (72) hours (or shorter notice to which all members of the Board of Directors may agree) prior to the meeting. The directors may waive the need for notice either in advance or ex post facto.

Legal Quorum

62.	No resolution will be adopted at the meeting of the Board of Directors unless there is a legal quorum of directors at the beginning of the meeting. The legal quorum for meetings shall exist in the presence, by themselves or by their substitutes, of at least half of the directors in office at that time, by themselves or by a substitute director.

If half an hour has passed from the date set for the meeting and no valid quorum has been reached, the meeting may be adjourned to another date to be determined by the chairman of the board of the Board of Directors and in his absence, by the directors present at the meeting, provided all directors have been notified of the new time at least twenty-four (24) hours before the time of the adjourned meeting. The legal quorum for the commencement of the adjourned meeting of the Board of Directors shall be three members of the Board of Directors.

Ways of Attending Meetings

63.	Some or all of the directors may hold meetings of the Board of Directors using computerized means of communication, telephone communication or any other means of communication, which allows the directors to communicate with each other with the attendance of all of them, provided that all directors have been delivered an advance notice indicating the time and manner of convening the meeting. Any resolution adopted by the Board of Directors at such meeting, is subject to the provisions of the Articles, it will be registered and signed by the Chairman (and in his absence by the Chairman of the meeting) and it shall be valid as if it was adopted at a meeting of the Board of Directors that was properly convened and conducted.

64.	Reserved.

65.	A written resolution signed by all the directors, or a resolution in which all the directors have agreed (in writing by mail or electronic mail) not to convene, shall be deemed for any purpose as a resolution lawfully adopted in the meeting of a Board of Directors that was properly convened and conducted.

Such a resolution may be signed in a number of separate copies, each signed by one or more directors. Such written resolution (including facsimile) shall be valid from the last date that appears on the resolution, or if signed in two copies or more, from the last date that appears on the copies.

66.	When exercising voting rights, each director shall have one vote. Resolutions of the Board of Directors will be adopted by a simple majority, unless otherwise determined in the Articles or in the laws. In the event that the votes are equal, the chairman of the Board of Directors will not have a casting vote and the proposal will be considered as rejected.

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Substitute Director

67.	Subject to the law, a director may from time to time appoint in writing any person who is qualified to serve as a director, to serve as his substitute director (hereinafter: “Substitute Director”), and to terminate the term of office of such person. The appointment of a substitute director does not negate the responsibility of the appointing director and such responsibility will continue to apply to the appointing director taking into account the circumstances of the appointment.

Substitute directors shall be entitled during their office to receive notices of the convening of meetings of the Board of Directors and to participate and vote at meetings in which the director who appointed them is not present and to exercise the powers, rights and obligations of the appointing director.

The letter of appointment of a substitute director must be delivered to the chairman of the Board of Directors no later than at the time for opening the first meeting of the Board of Directors in which the substitute director is present.

Committees

68.	The Board of Directors may appoint committees of the Board of Directors and appoint members to these committees subject to the laws. A resolution that was adopted or an action that was made by such committee shall be deemed to be a resolution or action of the Board of Directors unless it was expressly determined otherwise by the Board of Directors or in the laws in relation to a particular matter or a particular committee.

69.	Meetings of committees will be conducted (including summoning the meeting, electing a chairman and voting) in accordance with the provisions of the Articles related to conducting meetings of the Board of Directors, to the extent applicable.

Approval of Transactions with Related Parties

70.	Transaction between the Company and an officer, including transactions concerning the compensation of officers who are not directors and transactions between the Company and a third party in which an officer has a personal interest, which is not an extraordinary transaction (as defined in the law) will only require the approval of the Board of Directors or of a committee authorized by the Board of Directors.

Recording the Resolutions and their Validity

71.	The resolutions of the Board of Directors shall be written in the book of minutes of the Company, as required by the laws, and they shall be signed by the chairman or the chairman of that meeting. Signed minutes will be considered as an accurate description of the meeting and the resolutions adopted in it.

72.	All the actions that were made in good faith by a meeting of the Board of Directors or by a committee of the Board of Directors or by any person acting as a director, they shall be valid even if it is subsequently discovered that there was a defect in the appointment of a director or such person acting as mentioned or that they or one of them were incompetent, as if any such person was lawfully appointed and competent to be a director.

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The Company’s General Manager

73.	The Board of Directors shall appoint at least one general manager for a period and under terms that the Board of Directors sees fit.

74.	The General Manager is responsible for the management and execution of powers in the framework of the policy determined by the Board of Directors, and he will be subject to the supervision of the Board of Directors. The General Manager shall be entitled, subject to the approval of the Board of Directors, to delegate his powers to another, who is subordinate to him.

Exemption, Indemnification and Insurance of Officers

Insurance of Officers

75.	The Company may insure officers in it to the maximum extent permitted by law.

76.	Notwithstanding the aforesaid, the Company may enter into a contract to insure the liability of an officer of the Company for any liability imposed on him due to an action he has taken by virtue of him being an officer of the Company, for any of the following:

76.1.	A breach of the duty of care towards the Company or towards another person;

76.2.	A breach of fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action would not harm the Company’s best interests;

76.3.	A financial liability that will be imposed on him in favor of another person;

76.4.	Another action permitted to be insured under the Companies Law;

76.5.	Expenses incurred by the officer or that he was charged in connection with an administrative enforcement proceeding conducted in his case, including reasonable litigation expenses, including attorney’s fees.

In this paragraph-

(A)	“Administrative Enforcement Procedure” - an administrative enforcement procedure in accordance with the provisions of any law, including the Streamlining of Enforcement Procedures Law and the Securities Law, including an administrative petition or appeal in connection with the said procedure;

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(B)	“Streamlining of Enforcement Procedures Law” - the Streamlining of Enforcement Procedures Law at the Securities Authority (Legislative Amendments), 5771- 2011, as shall be updated from time to time;

76.6.	Payment to a victim of a breach as mentioned in section 52 (54) of the Securities Law, as amended by the Streamlining of Enforcement Procedures Law (“Payment to a Victim of a breach”);

76.7.	Any other event for which it is permitted or it will be permitted according to law to insure the liability of an officer of the Company.

Indemnification of Officers

77.	The Company may indemnify its officers to the maximum extent permitted by law. Without derogating from the aforesaid, the Company may indemnify an officer in it due to an obligation or expense imposed on him or incurred due to an action, which he did by virtue of him being an officer in it, as set forth hereafter:

77.1.	A financial liability imposed on him in favor of another person according to a judgment, including a judgment granted in a settlement or an arbitrator’s judgment that was approved by court;

77.2.	Reasonable litigation expenses, including attorney’s fees, incurred by an officer due to an investigation or proceeding conducted against him by an authority authorized to conduct an investigation or proceeding, to the extent that the investigation or proceeding (1) ended without an indictment against the officer, or (2) ended with the imposition of a financial liability as an alternative to a criminal proceeding in an offense that does not require proof of criminal intent, all in accordance with the law;

77.3.	Reasonable litigation expenses, including attorney’s fees, incurred by the officer or that he was charged by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for an offense that does not require proving criminal intent;

77.4.	Expenses incurred by the officer or that he was charged in connection with an administrative enforcement proceeding conducted in his case, including reasonable litigation expenses, including attorney’s fees;

77.5.	Payment to a victim of a breach;

77.6.	Any liability or other expense for which is permitted or will be permitted according to the laws to indemnify an officer.

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Indemnification in Advance

78.	The Company may give an undertaking in advance to indemnify an officer in it in the following cases:

78.1.	Due to a liability or expense as set forth in section 72.1 above, provided that the indemnification undertaking will be limited to events which in the opinion of the Board of Directors are expected in light of the Company’s actual activity at the time of the indemnification undertaking and to the amount or to the criterion that the Board of Directors determined are reasonable in the circumstances of the matter. The indemnification undertaking shall state the said events and the amount or the criterion.

78.2.	Matters set forth in sections 72.2, 72.3, 72.4, 72.5 and 72.6.

Retroactive Indemnification

79.	The Company may indemnify an officer in it ex post facto in the cases set forth in section 73, subject to the provisions of any law.

Exemption for Officers

80.	The Company may exempt, in advance and ex post facto, an officer in it from his liability, in whole or in part, due to damage due to a breach of the duty of care towards the Company, to the maximum extent permitted by law.

Exemption, Indemnification and Insurance - General

81.	The above provisions regarding exemption, indemnification and insurance do not limit the Company in any way in its entering into a contractual engagement with respect to insurance and/or granting indemnification and/or exemption of anyone that is not an office in the Company, including employees, contractors or consultants of the Company, all subject to any law;

82.	The provisions of sections 71 to 77 of the Articles of Association shall apply, mutatis mutandis, also in relation to the granting of an exemption and insurance and/or indemnifying persons who serve on behalf of the Company as officers in companies controlled by the Company or in which the Company has a stake.

83.	It is clarified that in this chapter, an obligation in relation to an exemption, indemnification and insurance as mentioned for an officer in a Company will be valid even after the termination of the officer’s term of office in the Company.

Appointing an Auditor

84.	Subject to the provisions of the law, the annual meeting shall appoint an auditor for a period ending at the next annual meeting, or for a longer period, however not for a period ending later than the third annual meeting than the one in which the auditor was appointed. The auditor will be able to be re-elected.

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Subject to the laws, the terms of office of the Company’s auditor, including obligations and payments to the auditor, shall be determined by the Board of Directors, at its discretion, or by a committee of the Board of Directors if such decision was given to a committee to decide. The Board of Directors will report to the annual meeting on the remuneration of the auditor.

Signature Rights

85.	The signature rights in the Company will be determined from time to time by the Board of Directors.

Distributions

86.	The Board of Directors may decide on a distribution, subject to the provisions of the law and the Articles.

87.	When the Board of Directors decides on the distribution of dividends (in shares, cash or dividends in kind), the dividends will be paid in the same way in respect of all the shares that confer a right to receive dividends on the day the decision is adopted (or later, as shall be determined by the Board of Directors) subject to the preferred rights (if existing) of different classes of shares in relation to the distribution.

88.	A notice of distribution shall be given to all registered shareholders whose shares confer rights to participate in the distribution, as to be determined by the Board of Directors.

89.	The Board of Directors will decide on the method of payment in the distribution. A receipt of a person whose name is registered in the register of shareholders as the holder of any share, or in the case of a joint holders - of one of joint holders, will constitute confirmation regarding all payments made in connection with that share and in respect of which a receipt was given.

Any dividend amount not claimed after it has been declared may be invested or otherwise utilized by the directors in favor of the Company until it is claimed. An unclaimed dividend will not accrue interest and linkage differences.

90.	Should a distribution require the presentation of an agreement between the Company and the shareholders in accordance with the law, the Board of Directors will be entitled to appoint a representative who will represent all the shareholders entitled to the distribution and such appointment shall be deemed an appointment made by the participating shareholders.

91.	For the purpose of implementing a resolution concerning distribution, the Board of Directors will resolve any difficulties that may arise due to the distribution as it sees fit, including determining the value of assets included for the distribution, and to determine that cash payments will be paid to shareholders based on the value that was determined and to determine conditions regarding fractions of shares and regarding the non- payment of small sums.

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Redeemable Securities

92.	The Company will be entitled to issue redeemable securities that are or can be if the Company so wishes redeemable under conditions and in a manner to be determined by the Board of Directors. Redeemable securities will not be considered as part of the capital of the Company, unless otherwise determined in the law.

Donations

93.	The Company may make donations in reasonable amounts for purposes that the Board of Directors shall determine as being appropriate, even if the donation is not within the scope of business considerations in order to maximize the Company’s profits.

Notices

94.	Subject to the laws, notice or any other document that the Company will send, which it may or is required to give in accordance with the provisions of the Articles or laws, will be sent by it to each person in one of the following ways according to the Company’s choice: in person, by sending by post, by transmission by fax or by electronic form.

Any notice or other document sent will be deemed to have been delivered on the third day following the day of they were sent if sent by registered mail or by regular mail or on the day after it was sent if delivered in person, fax or in an electronic form.

If proof of delivery shall be required, it will suffice to prove that the letter or document sent bears the correct postal address, e-mail or fax number registered in the register of shareholders or any other address, fax or e-mail that the shareholder gave in writing to the Company as the address for sending notices or other documents.

Without derogating from the aforesaid subject to the provisions of the laws a notice to a shareholder may submitted as a general notice to all the shareholders, subject to the provisions of the laws and regulations in any stock exchange on which the Company’s shares are listed.

In cases where a notice is required of a predetermined number of days or a notice that remains in force for a fixed period, the day on which the notice was sent will not be counted while the day of the meeting or the last day of the fixed period will be included in the count.

Subject to the provisions of the laws, the Company is not required to send notices to a shareholder who is not registered in the register of shareholders or who has not provided to the Company with an accurate and sufficient address for the delivery of notices.

95.	All the notices that must be given to the shareholders shall be given in relation to the shares whose holders are joint holders, to the person whose name is first mentioned in the register of shareholders as a holder, and any notice given in this way shall be sufficient notice to all shareholders holding the said share.

96.	Any notice or other document delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been lawfully delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or in partnership with others), even if that shareholder died at that time or became bankrupt (whether or not the Company knew of his death or bankruptcy), until another person registers in the register of shareholders in his place as their holder or as their joint holder, and such delivery shall be deemed sufficient delivery to any heir, guardian, person in charge, official and any other person (if any) who has an interest in the shares.

97.	An accidental omission in giving notice to any shareholder or failure to receive a notice will not result in the cancellation of proceedings based on that notice.

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